Exhibit 99.1

Amertranz Holding Corp. Completes Sale of Caribbean Air Services

BALTIMORE--(BUSINESS WIRE)--July 14, 1998--Amertranz Worldwide Holding Corp. AMTZ announced today that it has completed the sale of the operating assets of its Caribbean Air Services, Inc. subsidiary to GeoLogistics Corporation of Denver, Colorado for $27 million in cash. Amertranz anticipates that it also will receive an additional $4 million from Caribbean's accounts receivable after payment of its liabilities.

The Company announced that its strategy was to deleverage its balance sheet and provide required working capital to take advantage of the many growth opportunities available to its Target AirFreight, Inc. subsidiary. The sale of the Caribbean Air Service's assets increased Amertranz's tangible net worth by approximately $24 million and its working capital increased by approximately $19 million. The Company previously released a proforma balance sheet giving the effect of the transaction as if it was completed as of March 31, 1998 and the resulting deleveraging of the balance sheet.

BT Alex Brown represented Amertranz in the transaction.

Stuart Hettleman, President and Chief Executive Officer of Amertranz, said, "The sale of the Caribbean Air Services assets creates the substantial improvement in our financial strength which will allow Target AirFreight to take advantage of numerous opportunities, including improved vendor pricing and attracting quality personnel and agents on a world-wide basis, which we believe will drive the Company's profitability."

Amertranz Worldwide Holding Corp. provides freight forwarding services through its wholly-owned subsidiary, Target AirFreight, Inc. The Company also provides total logistics services.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Although Amertranz Worldwide believes that the expectations reflected in such forward-looking statements are reasonable, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projections.

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